Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (No. 333-280794) on Form S-3 of our reports dated February 21, 2025 relating to the financial statements of Genco Shipping & Trading Limited, and the effectiveness of Genco Shipping & Trading Limited 's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Genco Shipping & Trading Limited for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

February 21, 2025